UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

QUINTILES TRANSNATIONAL

HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Emperor Blvd. Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Matters

As described in our Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2015 and May 8, 2015, Quintiles Transnational Holdings Inc. (the “Company”), Dennis B. Gillings, CBE, Ph.D., the Company’s Executive Chairman (“Dr. Gillings”), and certain of his affiliates, investment funds associated with Bain Capital Investors, LLC (“Bain Capital”), affiliates of TPG Global, LLC (the “TPG Funds”), and affiliates of 3i Corporation (“3i” and collectively with Dr. Gillings, Bain Capital, and the TPG Funds, the “Shareholders”) entered into an Amended and Restated Shareholders Agreement (the “A&R Shareholders Agreement”) with the Shareholders that amended and restated the shareholders agreement dated January 22, 2008, to, among other things, revise the Shareholders’ rights to designate director nominees and related voting obligations in order to facilitate the transition to full compliance with the applicable New York Stock Exchange (“NYSE”) listing rules following the loss of “controlled company” status in November 2014.

Under the A&R Shareholders Agreement, the parties agreed to use their best efforts to cause the Company’s Board of Directors (the “Board”) size to be reduced to 9 members, beginning at the close of the regular quarterly Board meeting to occur on November 5, 2015 (the “November 2015 Meeting”). As contemplated by our previous disclosure and consistent with the A&R Shareholders Agreement, each of Dr. Fred E. Cohen, Dr. Mireille Gillings, Christopher R. Gordon, and Richard Relyea retired from the Board effective at the close of the November 2015 Meeting.

As previously noted, these changes were in connection with the orderly transition of the Board to comply with the NYSE independence rules and were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board noted appreciation of Dr. Cohen, Dr. Mireille Gillings, Mr. Gordon, and Mr. Relyea for their contributions and service to the Company. Following adjournment of the November 2015 Meeting, the Board size has been adjusted to 9 members and the Company has completed its transition to compliance with the NYSE independence rules: the Board now has a majority of independent members and the Board’s standing committees are composed solely of independent directors.

In addition, as contemplated by the A&R Shareholders Agreement, we have received notice from Dr. Gillings that he will retire as Executive Chairman effective December 31, 2015, after which time he will remain on the Board. The Board has appointed Jack M. Greenberg to serve as Chairman of the Board, effective January 1, 2016.

Change in Control Severance Plan

On November 5, 2015, the Compensation and Talent Development Committee of the Board the (“Committee”), as part of its ongoing review of the Company’s executive compensation program, adopted and approved a Change in Control Severance Plan (the “CIC Plan”). The Chief Executive Officer and executives Grade 39 and above who report directly to the Chief Executive Officer will be eligible to participate in the Plan as selected by the Committee (each selected individual, a “Participant”), including all our executive officers as reflected in our filings with the Securities and Exchange Commission from time to time. The Committee adopted the CIC Plan to reflect market practice, create consistency across the Company’s compensation arrangements and formalize a severance policy for a group of the Company’s executives. Capitalized terms used in the description of the plan below that are not otherwise defined have the meanings ascribed to them in the CIC Plan.

The CIC Plan provides certain benefits if a Participant experiences a separation from service as a result of a termination of employment without Cause or resignation for Good Reason, in either case within (a) 24 months immediately following a Sale of the Company or (b) the three-month period before a Sale of the Company. If such events occur and a Participant has signed a general release of claims in favor of the Company, the CIC Plan provides the following benefits to such Participant: (i) a lump sum payment equal to two times (2X) the sum of (x) the Participant’s base salary as of the termination date (or if greater, salary in effect on the first occurrence of a Sale of the Company) and (y) the Participant’s target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment equal to the projected cost of the continuation of group health insurance coverage for the Participant and the Participant’s eligible dependents pursuant to COBRA (if such participant is enrolled in the group health insurance offered by the Company); (iii) vesting of all outstanding unvested time-based equity awards under the Company’s stock inventive plans; and (iv) any performance goals or other vesting criteria under any performance-based equity awards will be deemed achieved at target levels. Benefits provided under the CIC Plan will be reduced by any severance benefits to which a Participant would otherwise be entitled under any general severance policy or plan of the Company or any agreement between the Participant and the Company that provides for severance benefits (unless such policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the CIC Plan).

The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the CIC Plan, a copy of which is attached hereto and filed herewith as Exhibit 10.1.

Item 8.01 Other Events.

On November 5, 2015, the Company’s Board increased the Company’s share repurchase authorization by $300 million for repurchase of the Company’s outstanding common stock. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time. The timing and amount of repurchases are determined by the Company’s management based on a variety of factors such as the market price of the Company’s common stock, the Company’s corporate requirements, and overall market conditions. Purchases of the Company’s common stock may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. The Company may also repurchase shares of common stock pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act, which would permit shares of common stock to be repurchased when the Company might otherwise be precluded from doing so by law. The share repurchase program does not have an end date.

On November 5, 2015, the Company issued a press release announcing the increase of the share repurchase authorization. The full text of the press release is attached hereto as exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015	QUINTILES TRANSNATIONAL HOLDINGS INC.

	By:	/s/ James H. Erlinger III
James H. Erlinger III
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Change of Control Severance Plan, which covers among others our executive officers

99.1	Press release dated November 5, 2015 concerning Board of Directors changes

99.2	Press release dated November 5, 2015 concerning increase in repurchase authorization